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                                                                    EXHIBIT 12.1

                                RJR NABISCO, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                   THREE MONTHS
                                                                       ENDED
                                                                  MARCH 31, 1997
                                                                  --------------
Earnings before fixed charges:

   Income before income taxes....................................    $   414
   Less minority interest in pre-tax income of Nabisco Holdings..         21
                                                                     -------
   Adjusted income before income taxes...........................        393
   Interest and debt expense.....................................        209
   Interest portion of rental expense............................         14
                                                                     -------
Earnings before fixed charges....................................    $   616
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Fixed charges:
   Interest and debt expense.....................................    $   209
   Interest portion of rental expense............................         14
   Capitalized interest..........................................          2
                                                                     -------
     Total fixed charges.........................................    $   225
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Ratio of earnings to fixed charges...............................        2.7
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